Akorn, Inc. Clawback Policy
This Clawback Policy (this “Policy”) has been adopted by the Compensation Committee of the Board of Directors (the “Committee”) and the Board of Directors (the “Board”) of Akorn, Inc. (the “Company”) effective as of February 19, 2016. The U.S. Securities and Exchange Commission is expected to adopt final rules directing NASDAQ to issue listing requirements (the “Final Listing Requirements”) that would implement the incentive-based compensation recovery requirements set forth in Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Upon issuance of the Final Listing Requirements, the Company will make any changes to this policy as may be required to comply with those requirements.
1. Coverage
A. Covered Employees. All Executive Officers are designated as “Covered Employees”. In addition, the Committee may designate other employees as “Covered Employees” (or remove such designation) from time to time, including without limitation any employee who receives equity or equity-based awards. For purposes of this Policy, the term “Executive Officer” means any current or former executive officer of the Company for purposes of the Exchange Act.
B. Covered Compensation Arrangements. This Policy will apply to any performance or incentive based bonus, equity or equity-based award or other incentive compensation granted (1) to any Covered Employee who is an Executive Officer, and (2) to any other Covered Employee, during the period in which he or she is designated as a Covered Employee (such compensation, “Incentive-Based Compensation”). For the avoidance of doubt, the following will not be considered Incentive-Based Compensation: salary, wholly time-based equity awards, tax-qualified retirement benefits, “other” compensation arising from reasonable relocation or expatriate expenses, elective deferrals of salary, programs provided to salaried employees generally in which the level of benefits is not determined by the employee’s level of compensation and programs that provide a de minimis amount of compensation, as determined by the Committee in its sole discretion. Discretionary bonuses may be considered Incentive-Based Compensation, as determined by the Committee in its sole discretion.
C. Covered Events. For purposes of this policy, a “Covered Event” means the occurrence of any of the following events for a Covered Employee who is an Executive Officer:

1.
The Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the U.S. federal securities laws (a “Material Restatement Event”);

2.
Incentive-Based Compensation was awarded to, or received by, the Covered Employee based on materially inaccurate financial statements or on performance metrics that are materially inaccurately determined (regardless of whether the Covered Employee was responsible for the inaccuracy) (an “Inaccurate Metrics Event”);

3.	An action or omission by the Covered Employee results in material financial or reputational harm to the Company.

4.
A determination by the Board, in good faith and in accordance with the terms and conditions of this Policy, that a Covered Employee has (i) engaged in a felony or engaged in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or shareholders, financially, reputationally or otherwise, or (ii) violated any non-competition or non-solicitation provision of any award, plan or agreement applicable to the Covered Employee (a “Misconduct Event”).

5.	A severe or intentional violation of FDA regulatory standards by a Covered Employee that results in an FDA warning letter or enforcement action (a “Regulatory Event”).
For any Covered Employee who is not an Executive Officer, a Covered Event shall mean the occurrence of any event described in clauses (1) through (4) above, or any combination thereof, that the Committee, in its sole discretion, has determined to be a Covered Event for the purposes of this Policy.
2. Exercise of Clawback Authority
If the Committee determines that a Covered Event has occurred, the Committee may require the forfeiture and/or repayment of all or any portion of the following:

1.	Any outstanding and unpaid Incentive-Based Compensation, whether vested or unvested, that was awarded to the Covered Employee, and

2.
Any Incentive-Based Compensation that was paid to and received by the Covered Employee (including gains realized through the exercise of stock options or stock appreciation rights) during the thirty-six (36) month period preceding the date of the Covered Event, or such longer period of time as required by any applicable statute or government regulation. This may include the recoupment of any shares issued in connection with such Incentive-Based Compensation, and may require payment of net proceeds resulting from the sale or other disposition of shares issued upon the exercise of options or the settlement or vesting of equity awards.

The existence and date of a Covered Event and the amount of any forfeiture and/or repayment will be determined by the Committee in its sole discretion; provided that, notwithstanding the foregoing, if a Material Restatement Event or Inaccurate Metrics Event occurs, the Committee will consider all facts and circumstances that the Committee determines relevant, including whether anyone responsible engaged in misconduct, and considering issues of accountability, and the amount of the Incentive-Based Compensation repaid by the Covered Employee or cancelled by the Company shall not exceed the amount of Incentive-Based Compensation awarded by the Company or any subsidiary of the Company to a Covered Employee on or after February 19, 2016 (the “Effective Date”) in excess of what would have been awarded to that Covered Employee under the circumstances reflected by the accounting restatement (the “Excess Incentive-Based Compensation”). In no event will such Excess Incentive-Based Compensation exceed the total amount of such Incentive-Based Compensation originally awarded to that Covered Employee on or after the Effective Date. Additionally, for the avoidance of doubt, a restatement of the Company’s financial statements due solely to a change in accounting policies or principles shall not be deemed a Material Restatement Event for purposes of this Policy.
Upon any recoupment determination by the Committee, the Committee shall notify the Covered Employee in writing of its determination and the Covered Employee shall promptly repay the amount of Incentive-Based Compensation so determined.
Any forfeiture and/or recoupment under this Policy will be in addition to any other remedies that may be available under applicable law or Company policy, including termination of employment.
3. Process
If the Committee determines that a Covered Event has occurred, the Committee will review the Incentive-Based Compensation and Excess Incentive-Based Compensation, with respect to each Covered Employee or former Covered Employee who is impacted by such Covered Event and will take prompt and reasonable action in accordance with this Policy to determine whether to seek, and if so, to seek recovery of appropriate Incentive-Based Compensation and/or Excess Incentive-Based Compensation in accordance with Section 2 of this Policy. In addition to any recoupment provided hereunder, the Committee may reduce, in its sole discretion, future Incentive-Based Compensation payable to a Covered Employee following a Covered Event to offset any amount that the Committee deems appropriate to recover under this Policy, provided that the Committee may not seek recovery of any amount by reducing any future amount that is payable and/or to be provided to the Covered Employee and that is considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder. To the extent feasible, in order to effectuate a recoupment under this Policy, the Committee will first consider reducing amounts otherwise due from the Company that have not yet been paid to the Covered Employee. There shall be no duplication of recovery under this Policy and any of 15 U.S.C. Section 7243 (Section 304 of the Sarbanes-Oxley Act of 2002) or Section 10D of the Exchange Act.
4. Interpretation of this Policy; Determinations by the Committee and the Board: The Committee and the Board may at any time in their sole discretion supplement or amend any provision of this Policy in any respect, repeal this Policy in whole or part or adopt a new policy relating to recovery of Incentive-Based Compensation with such terms as the Committee and the Board determine in their sole discretion to be appropriate. The Committee and the Board have the exclusive power and authority to administer this Policy, including, without limitation, the right and power to interpret the provisions of this Policy and to make all determinations deemed necessary or advisable for the administration of this Policy, including, without limitation, any determination as to: (a) whether a Covered Event has occurred; (b) whether any current or former Covered Employee has engaged in a Misconduct Event; and (c) what constitutes Excess Incentive-Based Compensation and Incentive-Based Compensation. All such actions, interpretations and determinations that are taken or made by the Committee and the Board in good faith will be final, conclusive and binding for all purposes.
5. Due Process: Before the Committee determines to seek recovery pursuant to this Policy, it shall provide, where feasible, the Covered Employee or former Covered Employee with written notice and the opportunity to be heard at a meeting of the Committee (which may be in-person or telephonic, as determined by the Committee).
6. Application of Policy: This Policy will not apply if or to the extent prohibited by or unenforceable under applicable law or if application of the Policy would result in the breach of the terms of any award or the terms of any existing employment agreement (or any award provided for under such agreement). In addition, the exercise by the Board or Committee of any rights pursuant to this Policy shall be without prejudice to any other rights that the Company may have with respect to any Covered Employee subject to this Policy (it being understood that the Company maintains the rights that it has at law to cancel or recover any compensation or award if applicable law or circumstances so warrant, and as otherwise consistent with this Policy). Additionally, the authority set forth in this Policy shall be limited to the extent that it would (a) result in substantial adverse tax or accounting consequences for the Company, (b) prejudice the Company’s interests in any related proceeding or investigation or (c) reasonably result in expenses that exceed the amount that would be forfeited and/or recouped in exercising such authority. In each case, the Committee will determine the extent of such limit in its sole discretion.
7. Indemnification: No member of the Board or employee of the Company (excluding any Covered Employee with respect to any Covered Event for such Covered Employee) exercising such person’s responsibilities under this Policy (each such person, an “Indemnitee”) will have liability to any person for any action taken or omitted to be taken or any determination made in good faith with respect to this Policy. Each Indemnitee will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnitee in connection with or resulting from any action, suit or proceeding to which such Indemnitee may be a party or in which such Indemnitee may be involved by reason of any action taken or omitted to be taken under this Policy and against and from any and all amounts paid by such Indemnitee, with the Company’s approval, in settlement thereof, or paid by such Indemnitee in satisfaction of any judgment in any such action, suit or proceeding against such Indemnitee, provided that the Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification will not be available to an Indemnitee to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Indemnitee giving rise to the indemnification claim resulted from such Indemnitee’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Indemnitees may be entitled under the Company’s Articles of Incorporation or By-laws (each as may be amended and or restated from time to time), as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

Revised November 06, 2019